Exhibit 10.1

[Letterhead of FDEE Consulting, Inc.]

March 4, 2026

David Constable
Irving, Texas

Dear David:

This letter will confirm the Agreement between David Constable, (the “Consultant”), and FDEE Consulting, Inc., (the "Company").

I.     Scope of Services: The Consultant agrees to render advisory and consultation services to the Company as and when the Company may from time to time request. Each assignment will be made by authorized personnel verbally or in writing with a description of the assignment and schedule for completion. Consulting services to be provided under this Agreement include assisting the Company in the orderly transition of Employee’s knowledge, duties, and responsibilities to others, providing support with respect to investor relations and Fluor’s market strategies, and providing advice and/or assistance as may otherwise be requested by the Company. The Company authorizes the Chairman of Fluor Corporation’s Board of Directors and the Chief Executive Officer or their designees to approve assignments to the Consultant hereunder.

    In performing services under this Agreement, the Consultant shall operate as and have the status of an independent contractor and shall not act as or be an agent or employee of the Company. For this reason, all of the Consultant's activities will be at his own risk, and the Consultant shall not be entitled to, and hereby waives and disclaims any right to, benefits which Company may provide to employees of Company, including but not limited to Workers' Compensation or similar benefits or other insurance protection provided by the Company. The Consultant will make his own arrangements for medical insurance and insurance coverage for the activities to be performed hereunder.

As an independent contractor, the Consultant will be solely responsible for determining the means, methods, time and place of performing the services subject to the Company's overall schedule requirements and maintaining interfaces necessary for the services and the Company will receive only the results of the Consultant's performance of the foregoing services.

II.    Term: The term of this Agreement shall begin May 6, 2026 and shall expire on May 5, 2027 unless otherwise modified by subsequent written agreement signed by Consultant and an authorized representative of the Company.

III.    Payment for Services: The Company shall compensate the Consultant for hours worked by the Consultant for services specifically approved by the Company during the term of this agreement as follows:

(i)Fee: Consultant will be paid a total of Five Hundred Twenty-Five Thousand Two-Hundred Dollars ($525,200 USD) for the consulting services, which shall be paid out in quarterly payments, in arrears, of $131,300 USD, gross;

(ii)In order to comply with IRS Regulation 409A, the Consultant agrees services will not be provided in excess of 1000 hours for the term of this Agreement;

March 4, 2026
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(iii)The Consultant agrees services will not be provided in excess of 125 hours per month for the term of this agreement;

(iv)Under no circumstances shall Consultant work more than 40 hours in a week.

(v)The Consultant will be reimbursed for any reasonable business expenses incurred while providing services to the Company during the term of this Agreement, provided that Consultant complies with the requirements set forth in Exhibit A attached to this Agreement;

(vi)Applicable taxes including FICA (Social Security and Medicare) taxes will be withheld on all payments made to Consultant. A Form W-2 for the Consultant’s 2026 and any subsequent year's consulting compensation will be provided.

IV.    Invoicing: Within 30 days following the end of each quarter, the Consultant will furnish the company with an attestation confirming time was devoted to the Company’s service within the required limitations on hours worked per week and month during such quarter. The Company shall issue the above-referenced quarterly payment within thirty (30) days of receipt of the attestation.

V.    Inventions, Patents and Confidential Information: Consultant shall promptly disclose to the Company all discoveries, developments, improvements, inventions and other intangible rights ("Inventions") arising from performance of Consultant's services hereunder and hereby assigns said Inventions to the Company and shall execute all documents required to complete exclusive ownership by the Company or to secure patents, if deemed appropriate in the sole discretion of the Company.

VI. Confidential Information. The Consultant agrees that any information which he obtains while performing services in his consulting capacity concerning the business or operations of the Company, its affiliates or third parties with whom it conducts business (including, but not as a limitation, technical information) shall be used only to perform such services and shall not be disclosed to anyone outside the Company, except with the prior written authorization of the Company. Further, to the extent any such information is in written form, all such documents are considered company property and must be returned to the Company upon termination of this Agreement. The obligations of this paragraph shall survive any termination of this Agreement and do not apply to any information which has been publicly released or is in the public knowledge or literature.

However, nothing in this agreement prohibits or restricts Consultant from filing charges/complaints with any governmental agency, or participating in an investigation or a proceeding before any governmental agency responsible for the enforcement of any local, state or federal law. In addition, nothing in this agreement prohibits Consultant from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, Occupational Health and Safety Administration, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any whistleblower programs, including the right to receive an incentive award authorized under federal statute or regulation for information provided to the Securities & Exchange Commission or any other federal regulatory or law enforcement agency. Notwithstanding the foregoing, the Company and its affiliates are not waiving (and have not waived) any applicable legal privileges, including attorney client privilege or work product protection.

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VII.    Supplier Expectations: The Consultant has read and understands Fluor’s Business Conduct and Ethics Expectations for Suppliers and Contractors (the Supplier Expectations) and Consultant will do nothing to violate the Supplier Expectations.

VIII.    Anti-Corruption: The Consultant will not make and has not made directly or indirectly, any payments or given anything of value to any third party, including any foreign official, foreign political party or foreign party candidate in connection with the Company's activities or in obtaining or retaining business from any government agency or instrumentality. The Consultant shall promptly notify the Company if in the course of any business for which Consultant provides or may have provided consulting services to the Company, Consultant is approached, asked or requested or offers to make any payments or giving anything of value to any third party. Additionally, Consultant agrees that during the entire term of this Agreement Consultant will not act as an agent, official, or employee of any foreign government, or foreign political party, or a candidate for foreign office, and that the fees and expenses that will be paid to Consultant under this Agreement will not be paid directly or indirectly to any such agent, official, employee, party or candidate on behalf of Company.

IX.    Corporate Assets: Consultant is expected to respect the Company's assets as he would his own. Corporate assets take many forms (land, building, equipment, etc.). Consultant is required to return any assets or related documents to Company.

X.    Compliance with Law: The Consultant agrees to fully comply with the United States Foreign Corrupt Practices Act (Public Law 95-213, 95th Congress, December 19, 1977) and all other applicable State and United States Laws. The Consultant acknowledges that Fluor Corporation and its subsidiaries require their vendors and suppliers to fully comply with the laws of the United States.

XI.    Use of Substances: The Consultant understands the Company’s goal to maintain a Drug and Alcohol free environment and agrees to fully comply with the requirements set forth in Exhibit B attached to this Agreement.

XII.    Entire Agreement: This Agreement consists of this letter and corresponding attachments Exhibits A & B referenced above. This Agreement, as defined in this paragraph, sets forth the full and complete understanding of the parties as of the date above stated, and supersedes any and all agreements and representations made or dated prior hereto with respect to the consulting services to be provided by Consultant. This Agreement can only be amended in writing and signed by the duly authorized representatives of the parties.

XIII.    Governing Law: This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas.

March 4, 2026
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Kindly indicate your agreement with the foregoing by executing the duplicate originals of this letter in the space below and returning a fully signed duplicate original to us.

FDEE CONSULTING, INC.

                                        /s/ Tracey Cook
    By: Tracey Cook
     President

Accepted and Agreed:

/s/ David Constable            March 3, 2026

By: David Constable             Date

Exhibit A: Invoices and Expense Reimbursement
I.Guidelines

Consultant will be reimbursed for all reasonable and necessary travel and other business-related expenses pre-approved by the Chief Executive Officer. Reimbursed expenses must: (a) be associated with the performance of services on behalf of Company, (b) be in compliance with Internal Revenue Service regulations, federal, state and other applicable laws, and (c) not otherwise be compensated from other sources. Consultants who travel at the request of the Company must have documented approval from the Company Representative identified in the Consulting Agreement (“Company Representative”) before incurring any costs for travel for which Consultant will seek reimbursement.

Failure to comply with each of the above guidelines may result in non-reimbursement of travel and business related expenses.

II.Travel and Other Reimbursable Expenses

The following expenses are reimbursable when approved by the responsible Company Representative:

A.Air Travel
i.Coach or first class accommodations may be used for domestic travel in the United States.
ii.Consultant is not permitted to travel internationally to perform services under this agreement unless otherwise requested in writing by the Company.

iii.Consultant should plan and ticket travel at least 14 days in advance whenever possible to take advantage of cost savings opportunities.

iv.Consultant must provide a detailed itinerary for each airline ticket fee displayed on the invoice.

B.Vehicle Rental
i.Intermediate or mid-size automobiles or smaller are authorized.

C.Personal Automobile Travel
i.Consultants using a personal automobile for business travel on behalf of the Company will be reimbursed at the standard mileage reimbursement rate as approved by the Internal Revenue Service. The Consultant is responsible for insurance coverage. No maintenance costs of any kind or fuel charges will be reimbursed.
D.Hotels
i.Consultants will be reimbursed for accommodations at reasonably priced hotels.
ii.It is the Consultant’s responsibility to learn the hotel’s room cancellation requirements and to notify the hotel directly in time to make the cancellations. Consultant will not be reimbursed for fees that may be incurred for failure to cancel a reservation .
E.Meals
i.Meal charges must be reasonable.
ii.Reimbursement for meals will only be made in conjunction with out of town travel.

Exhibit A: Invoices and Expense Reimbursement- Page 1

III.Time Charges

Fluor will pay only for the actual time necessary to complete a function. Actual time must be charged and there shall be no rounding of a time charge to the next half-hour or quarter-hour.

No reimbursement will be allowed for any time spent in complying with these requirements, nor will Consultant be compensated for any time devoted to the preparation of billing invoices.

IV.Invoicing
Backup documentation or receipts for expenses in excess of $25.00 is required. Company requires that expenses be identified by date incurred and category, e.g., travel, meals, etc. Each expense item must be sufficiently detailed to enable Company to determine the exact nature, purpose, and necessity of each expense.

Within 30 days following the end of each month, the Consultant will furnish the Company with an invoice detailing the time devoted to the Company's service during such month and a description of activities performed on behalf of the Company. All invoices must present a company code, general ledger account number and a cost object. Consultant shall include expenses on the invoice.

Each invoice requires a certification that the Consultant has reviewed the invoice and believes that it accurately reports the time and expenses reasonably and necessarily incurred and directly related to the services performed under the Consulting Agreement, and, further, that the invoice complies with these Billing Requirements.

The individual responsible for approving the Consultant’s assignments must approve all invoices submitted by Consultant before Company pays the invoice. The Company shall pay such invoice within thirty (30) days of receipt and approval. The Company reserves the right to reject invoices more than 60 days past due.

Exhibit A: Invoices and Expense Reimbursement- Page 2

Exhibit B: Drugs and Alcohol
I.Guidelines

The Company prohibits the possession, use, manufacture, distribution, dispensation or presence of drugs and alcohol on Company premises or in the performance of consulting services provided by Consultant pursuant to the Consultant Agreement and as explained in detail below.

II.Chemical Screening

The Company may request that Consultant be screened for use of drugs and/or alcohol if Consultant is suspected of being under the influence of drugs and/or alcohol due to uncharacteristic behavior, mood swings, inability to appropriately respond to questions, the odor of alcohol on the breath or person, inappropriate of aggressive behavior, etc.
III.Prohibited Conduct

Prohibited conduct may include, but is not limited to the following:

A.Possessing, using, distributing, or dispensing drugs and alcohol while performing consulting services for the Company (on or off Company property).

B.Receiving a non-negative illicit substances screen result for drugs or alcohol.

C.Refusing to submit to chemical screening upon request.

D.Attempting to subvert / avoid chemical screening by means of sample substitution, adulteration or intentionally providing insufficient specimen quantity.

Exhibit B: Substance Abuse